Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 8, 2025 relating to the consolidated financial statements, and the related financial statement schedule, of McKesson Corporation and subsidiaries and the effectiveness of McKesson Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of McKesson Corporation and subsidiaries for the year ended March 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Deloitte & Touche LLP
Dallas, Texas
February 4, 2026